Exhibit 99.1

Press Release

Vuzix Amends Non-Compete Agreement Enabling it to Sell
Products to First Responders, Security Organizations and
Third-Party Defense Suppliers and to Military Organizations

ROCHESTER, NY, October 10, 2018 – Vuzix® Corporation (NASDAQ: VUZI), ("Vuzix" or, the "Company"), a leading supplier of Smart Glasses and Augmented Reality (AR) products and technologies, is pleased to announce that the Company has amended the 10-year non-compete restrictions it entered into with the buyer of its defense division in June 2012. The division’s buyer, TDG Acquisition LLC (DBA – Six15 Technologies (“Six15”)) originally negotiated a ten-year non-compete whereby Vuzix agreed not to sell products or services directly or indirectly into the global Military, US Department of Defense, Security Organizations and First Responder markets. The previous non-compete agreement had just under four years remaining and with a new amendment in place will allow Vuzix to immediately pursue opportunities related to the Company’s smart glasses and waveguide optics technologies into these expanded market opportunities related to first responders, US Department of Defense, Security Organizations and the Military.

“Vuzix has always seen great opportunity in the first responder, defense and homeland security markets but saw better near-term opportunities in enterprise and consumer when making earlier resource allocation determinations,” commented Paul Travers, President and CEO. “Today, we have seen military, security and first responder opportunities come to the forefront as well. In assessing these developing opportunities, Vuzix and Six15 felt that collaboration rather than competition is the right mix to pursue and potentially win these significant opportunities. As such, we worked with Six15 to find ways where we might best pursue these opportunities and are quite pleased to reach this resolution afforded by the amendments to the earlier transaction documents. Together, we see many great opportunities and look forward to bringing Vuzix back to its roots and once again becoming a key player in the defense and military markets.”

“Six15 is excited to expand the relationship with Vuzix and create opportunities to best support First Responder and Defense communities.  Through a cooperative agreement, we believe that both companies can deliver superior solutions to these markets and focus on the strengths each organization brings to the relationship,” commented Rich Ryan, CEO of Six15 Technologies.

These new markets for Vuzix products are significant in both the United States and globally; and exceed millions of equivalent personnel that could leverage and benefit from our products. The defense and security organizations include business customers and Governmental Entity customers that primarily provide security and defense services, including police, fire fighters, EMTs, other first responders, homeland and border security.

Press Release

Further, pursuant to the non-compete amendment, Vuzix and Six15 have agreed to work together on incorporating Vuzix’ industry leading waveguide optics and display engine technologies into Six15 products and offering Vuzix smart glasses solutions directly to Governmental Military Organizations around the world.

Additionally, Vuzix is now permitted to perform contract work with and sell its waveguide optics and display engines to the largest third-party defense suppliers around the world that wish to incorporate Vuzix near-eye display or HMD technologies into the products and systems that they sell into Military Organizations. Direct sales of products and services by Vuzix to Military Organizations are still precluded pursuant to the original non-compete.

As a part of this amendment, Vuzix will pay a total of $1,500,000 to Six15 in three installments over the next six months and will pay commissions at various rates for any sales into these re-opened markets. For more information, please refer to the Company’s 8K filed today with the SEC.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 62 patents and 71 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2018 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

About Six15 Technologies

Six15 Technologies is a world leader in high-resolution head mounted displays (HMD) and OEM optoelectronic module manufacturing. Located in Henrietta, NY, the Company’s 9,000 square foot production facility manufactures OEM components for thermal imagers; industrial display systems, R&D projects, and custom computing and display solutions. Six15 Technologies is at the forefront of wearable solutions for Defense, Public Safety, Security, Medical and First Responder markets globally with nearly 10,000 wearable displays already sold and over 200,000 optical modules delivered and integrated into OEMs systems.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to Vuzix business opportunities in the Defense, First Responder and Military organization markets, growth in our business with Six15 Technologies, and among other things, the Company's leadership in the Video Eyewear and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Press Release

Media and Investor Relations Contact:

Matt Margolis, Director of Corporate Communications and Investor Relations, Vuzix Corporation matt_margolis@vuzix.com Tel: (585) 359-5952

Ed McGregor, Director of Institutional Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com